As filed with the Securities and Exchange Commission on May 4, 2001
                           Registration No. 333-_____
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                             SHORE BANCSHARES, INC.
                 (Name of Small Business Issuer in its Charter)

   Maryland                         6712                    52-1974638
(State or other         (Primary Standard Industrial     (I.R.S. Employer
 jurisdiction of         Classification Code Number)      Identification Number)
 incorporation or
 organization)

               Talbot Bancshares, Inc. Employee Stock Option Plan
                            (Full title of the plan)

                              18 East Dover Street
                             Easton, Maryland 21601
                                 (410) 822-1400
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     --------------------------------------
                              W. Moorhead Vermilye
                                    President
                             Shore Bancshares, Inc.
                  18 East Dover Street, Easton, Maryland 21601
                                 (410) 822-1400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                     --------------------------------------

                                   Copies to:
                           Edward E. Obstler, Esquire
                            Andrew D. Bulgin, Esquire
                           Gordon, Feinblatt, Rothman,
                           Hoffberger & Hollander, LLC
                              233 E. Redwood Street
                            Baltimore, Maryland 21202
                                 (410) 576-4280
                     --------------------------------------


==================================================================================================================
                         CALCULATION OF REGISTRATION FEE
==================================================================================================================
    Title of Shares to be         Amount to be       Proposed Maximum       Proposed Maximum        Amount of
         Registered             Registered(1)(2)    Offering Price Per     Aggregate Offering    Registration Fee
                                                         Share(3)             Price(1)(2)
------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01 per share         114,000 shares          $17.55              $2,000,700               $500.18
==================================================================================================================

(1) Calculated by multiplying 40,000, the number of shares authorized under the Talbot Bancshares, Inc. Employee Stock Option Plan, by 2.85, the multiple by which such shares were exchanged for shares of Shore Bancshares, Inc. common stock pursuant to a Plan and Agreement to Merge dated July 25, 2000.

(2) Plus such additional number of Shares as may become issuable by operation of the anti-dilutional provisions of the plan.

(3) Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per Share has been computed pursuant to Rule 457(h) based upon the market price of the Shares as of April 30, 2001.

                 PART I. INFORMATION REQUIRED IN THE PROSPECTUS




Item 1.  Plan Information.

         Omitted pursuant to the instructions and provisions of Form S-8.


Item 2.  Registrant Information and Employee Plan Information.

         Omitted pursuant to the instructions and provisions of Form S-8.

               PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 3.  Incorporation of Certain Documents by Reference.

     The following documents previously filed with the Securities and Exchange Commission (the "Commission") by Shore Bancshares, Inc. (the "Company") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are, as of their respective dates, hereby incorporated by reference in this Registration
Statement:

          (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (which includes certain information contained in the Company's definitive Proxy Statement for the Annual Meeting of Shareholders on April 25, 2001 and incorporated therein by reference);

          (ii) Current Report on Form 8-K/A filed on February 9, 2001, amending Current Report on Form 8-K filed on December 14, 2000.

          (iii) Description of the Company's Common Stock which appears at page 28 of the Company's Registration Statement on Form 10, or any description of the Common Stock which appears in any prospectus forming a part of any subsequent registration statement of the Company or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all of the Company's shares of common stock, par value $.01 per share (the "Shares"), offered hereby have been sold or that all Shares then remaining unsold have been deregistered shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to Shore Bancshares, Inc., Secretary, 18 East Dover Street, Easton, Maryland 21601. Telephone requests may be directed to the Company at (410) 822-1400.


Item 4.  Description of Shares.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.


Item 6.  Indemnification of Directors and Officers.

     The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

     (1) the act or omission of the director was material to the matter giving rise to such proceeding and

                  (A)   was committed in bad faith or

                  (B)   was the result of active and deliberate dishonesty;

     (2) the director actually received an improper personal benefit in money, property, or services; or

     (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director.

     In addition to the foregoing, a court of appropriate jurisdiction may under certain circumstances order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

     In addition, the Maryland General Corporation Law permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received

     (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

     (2) a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Company has provided for indemnification of directors, officers, employees and agents in Article Seventh, Section (a)(5) of its charter, as amended and restated. This provision reads as follows:

          (5) The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its charter the liability of directors and officers to the corporation or to its stockholders for money damages except to the extent:

     (1) the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

     (2) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

         The Company has limited the liability of its directors and officers for money damages in Article Seventh, Section (a)(6) of its charter. This provision reads as follows:

          (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

     As permitted under Section 2-418(k) of the Maryland General Corporation Law, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Company would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

     Section 8(k) of the Federal Deposit Insurance Act (the "FDI Act") provides that the Federal Deposit Insurance Corporation (the "FDIC") may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.


Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         Exhibit
         Number       Description of Exhibits
         ------       -----------------------

            5 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC as to legality of Shares to be issued

           10        Talbot Bancshares, Inc. Employee Stock Option Plan

         23.1 Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in their opinion in Exhibit 5)

         23.2 Consent of Stegman & Company, independent certified public accountants


Item 9.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) Not applicable.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) - (g) Not applicable.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) - (j) Not Applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Easton, State of Maryland, on the 2nd day of May, 2001.

                                      SHORE BANCSHARES, INC.


                                      By: /s/ W. Moorhead Vermilye
                                          --------------------------------------
                                          W. Moorhead Vermilye, President


                                      By: /s/ Susan E. Leaverton
                                          --------------------------------------
                                          Susan E. Leaverton, Treasurer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons as of the date indicated below.


      Signature                                       Title                       Date
      ---------                                       -----                       ----

/s/ Herbert L. Andrew, III
-----------------------------                        Director                   May 2, 2001
Herbert L. Andrew, III

/s/ Lloyd L. Beatty, Jr.
-----------------------------                        Director                   May 2, 2001
Lloyd L. Beatty, Jr.

/s/ Paul M. Bowman
-----------------------------                        Director                   May 2, 2001
Paul M. Bowman

/s/ David C. Bryan
-----------------------------                        Director                   May 2, 2001
David C. Bryan

/s/ Daniel T. Cannon
-----------------------------                        Director                   May 2, 2001
Daniel T. Cannon

/s/ B. Vance Carmean, Jr.
-----------------------------                        Director                   May 2, 2001
B. Vance Carmean, Jr.

/s/ Ronald N. Fox
-----------------------------                        Director                   May 2, 2001
Ronald N. Fox

/s/ Richard C. Granville
-----------------------------                        Director                   May 2, 2001
Richard C. Granville

/s/ Neil R. LeCompte
-----------------------------                        Director                   May 2, 2001
Neil R. LeCompte

/s/ David L. Pyles
-----------------------------                        Director                   May 2, 2001
David L. Pyles

/s/ W. Moorhead Vermilye
-----------------------------                        Director                   May 2, 2001
W. Moorhead Vermilye


                                  Exhibit Index


Exhibit
Number        Description of Exhibits
------        -----------------------

5 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC as to legality of Shares to be issued


10            Talbot Bancshares, Inc. Employee Stock Option Plan

23.1 Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in their opinion in Exhibit 5)

23.2 Consent of Stegman & Company, independent certified public accountants